EXHIBIT 1
LODGIAN, INC. 401(k) PLAN
FINANCIAL STATEMENTS
AND
SUPPLEMENTAL SCHEDULE
(Modified Cash Basis)
For the Years Ended December 31, 2009 and 2008
with
Report of Independent Auditors

LODGIAN, INC. 401(k) PLAN
TABLE OF CONTENTS
December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Plan Participants of Lodgian, Inc. 401(k) Plan:
We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the Lodgian, Inc. 401(k) Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 2, these financial statements and schedule were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Lodgian, Inc. 401(k) Plan as of December 31, 2009 and 2008 and the changes in its net assets available for benefits for the year ended December 31, 2009 on the basis of accounting described in Note 2.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held (at year end) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ GIFFORD, HILLEGASS & INGWERSEN, LLP
Atlanta, Georgia
April 30, 2010

LODGIAN, INC. 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)
December 31, 2009 and 2008

	2009	2008
Investments, at fair value
Mutual funds	$7,330,203	$6,089,563
Common collective trust	2,222,557	2,305,679
Employer securities	—	901
Participant loans	228,530	199,584

TOTAL INVESTMENTS, at fair value	9,781,290	8,595,727

Adjustments from fair value to contract value for fully benefit-responsive investments (Common collective trust)	107,900	223,865

NET ASSETS AVAILABLE FOR BENEFITS	$9,889,190	$8,819,592

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)
For the Year Ended December 31, 2009

Additions to Net Assets
Contributions:
Participants	$796,873
Company	466,463
Rollover	69,878

TOTAL CONTRIBUTIONS	1,333,214

Net appreciation in fair market value of investments	1,177,824
Interest and dividend income	209,712

TOTAL ADDITIONS TO NET ASSETS	2,720,750

Deductions from Net Assets
Benefit payments to participants	(1,628,521)
Fees	(22,631)

TOTAL DEDUCTIONS	(1,651,152)

NET INCREASE	1,069,598

Net Assets Available for Benefits at Beginning of Year	8,819,592

Net Assets Available for Benefits at End of Year	$9,889,190

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1—DESCRIPTION OF THE PLAN
The following is a brief description of the Lodgian, Inc. (“the Company”) 401(k) Plan (the “Plan”). Reference should be made to the plan document for a more complete description of the Plan’s provisions.
General: On January 1, 2006, the Company amended and restated the Plan (the “Amended and Restated Plan”). The Amended and Restated Plan gives the Company the option to institute a Safe Harbor Matching Contribution pursuant to the Internal Revenue Code, sections 401(k)(12) and 401(m)(10). The Company began making Safe Harbor Matching Contributions in 2003.
Employees who have completed six months of service with a minimum of 500 hours are eligible employees and are allowed to participate in the Plan on the first payroll period beginning on or after the first day of the month coincident with or immediately following the attainment of age 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions: Participants may elect to contribute up to 25% of pre-tax annual compensation. The Company match is dollar for dollar up to the first 3% of compensation. For the next 2% of compensation, the Company matches $0.50 for every dollar contributed.
Contributions are subject to certain Internal Revenue Code (“IRC”) limitations.
Participant Accounts: Each participant’s account is credited (charged) with the participant’s contribution, an allocation of the Company’s contributions, and the investment income (loss) of the Plan for the plan year. Investment income (loss) of the Plan is allocated to the participants’ accounts in proportion to their respective account balances.
Vesting: Participants are fully vested in their contributions and the earnings thereon. For 2002, participants, who completed at least one year of service on or after April 1, 2002, became 100% vested in the Company’s contributions upon the completion of three years of service. However, pursuant to the Amended and Restated Plan, employer Safe Harbor Matching Contributions vest immediately.
Investment Options: Participants may direct their contributions and any related earnings into any investment fund option offered by the Plan. Investment options consist of publicly traded mutual funds.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1—DESCRIPTION OF THE PLAN—Continued
Forfeitures: Amounts forfeited by participants who are terminated from the Plan prior to being 100% vested are used to either reduce future administrative expenses or Company contributions at the discretion of the Company. At December 31, 2009, $2,030 was available to be used in the future.
Distributions to Participants: Upon termination of service, a participant or his or her beneficiary may elect to receive a distribution of 100% of the participant’s vested account balance. If a participant terminates due to death or retirement, distribution of his or her account may begin as soon as practicable thereafter. At the election of the participant, benefit payments under the Plan may be made via lump sum cash payments, installments over a period of years, or a direct rollover into a qualified retirement plan or individual retirement account.
Plan Administration: TD Ameritrade Trust Company (the “Trustee”) is the Directed Trustee of the Plan and has custodial responsibility for the Plan’s assets, including the authority and power to, among other things, invest the principal and income of the Plan’s assets, subject to investment directions from participants.
Administrative Expenses: All usual and reasonable costs of administering the Plan are paid by the Plan and the Company. Plan Participants are charged a $100 distribution fee and a $12.50 per quarter loan maintenance fee. Terminated Participants with account balances are charged a $10.00 per quarter administrative fee.
Participant Loans: A participant may borrow the lesser of $50,000 or 50% of his or her vested account balance with a minimum loan amount of $500. Except for loans utilized to acquire a principal residence, loans are repayable through payroll deductions over varying periods not exceeding 60 months. Loans utilized to acquire a principal residence are repayable over ten years. The interest rates are based on prevailing market conditions and are fixed over the life of the respective loan.
Plan Termination: The Company has the right under the Plan to suspend its contributions at any time and to terminate the Plan subject to the provisions of ERISA and the Plan. In the event of Plan termination, participants will become fully vested in their accounts, to the extent not otherwise fully vested.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 2—ACCOUNTING POLICIES
Basis of Accounting: The accompanying financial statements have been prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. As a result of the application of the modified cash basis, participant and company contribution receivables, refunds of contributions (due to limitations under the IRC), and accrued income were not recorded in the accompanying financial statements.
Benefit Payments: Benefits are recorded when paid.
Use of Estimates: The preparation of the financial statements in conformity with the modified cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported additions and deductions during the reporting period. Actual results could differ from those estimates.
Valuation of Investments: Securities traded on national securities exchanges are valued at the closing price on the last day of the plan year; investments traded in over-the-counter markets and listed securities for which no sale was reported on that date are valued at the last reported bid price. Net realized gains (losses) and unrealized appreciation (depreciation) are recorded in the accompanying Statement of Changes in Net Assets Available for Benefits (Modified Cash Basis) as net appreciation (depreciation) in the fair value of investments. Investments in fully benefit responsive contracts are presented at fair value, with adjustments to contract value, in the Statement of Net Assets Available for Benefits and presented in the Statement of Changes in Net Assets Available for Benefits (Modified Cash Basis) at contract value. The Plan invests in a common collective trust, SEI Stable Asset Fund, which owns fully benefit-responsive investment contracts. The Plan reflected its investment in the collective trust at fair value and recognized an adjustment from fair value to contract value for the fully benefit-responsive investment contracts of $107,900 and $223,865 as of December 31, 2009 and 2008, respectively. Participant loans are valued at the discounted value of expected future cash flows, which approximates market value.
Dividends and interest are recorded when received. Dividends are classified as unrealized gains on the Form 5500.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 2—ACCOUNTING POLICIES—Continued
Net appreciation in fair value of investments for the year ended December 31, 2009 is comprised of:

Mutual funds	$1,176,781
Lodgian warrants	1,043

$1,177,824

Security transactions are accounted for on the trade dates.
Investment securities, in general, are exposed to various risks, including credit, interest rate, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is possible that changes in values of investment securities will occur and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.
NOTE 3 — FAIR VALUE OF PLAN ASSETS
As of January 1, 2008, the Plan adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“FASB ASC 820” formerly referenced as Statement of Financial Accounting Standards No. 157, Fair Value Measurements) for its investments. FASB ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Quoted prices for identical instruments in active markets at the measurement date. Investments that are listed on a United States securities exchange are valued at their last sales price on the largest United States securities exchange on which such securities have traded. Investments that are listed on an international exchange are valued at the last sales price from the largest exchange within the individual security’s country of jurisdiction. Listed derivatives are traded on a national securities exchange and in the OTC market are valued at the mean between the closing bid and asked prices on that day. Level 1 assets held by the Plan are mutual funds.

Level 2	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at the measurement date and for the anticipated term of the instrument. Level 2 assets held by the Plan are common collective trusts.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 3 — FAIR VALUE OF PLAN ASSETS—Continued

Level 3	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Level 3 assets held by the Plan include employer securities and participant loans which are not traded on an open market and are valued based on the terms of the loan agreement.
The following table outlines, for each major category of assets and liabilities measured at fair value, the fair value as of December 31, 2009, as defined by the FASB ASC 820 hierarchy:

	Fair Value Measurements at Reporting Date Using
			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
Description	December 31, 2009	(Level 1)	(Level 2)	(Level 3)

Mutual funds	$7,330,203	$7,330,203	$—	$—
Common collective trust	2,222,557	—	2,222,557	—
Participant loans	228,530	—	—	228,530

	$9,781,290	$7,330,203	$2,222,557	$228,530

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2009.

	Level 3 Assets
	Year Ended December 31, 2009
	Participant Loans	Employer Securities

Balance, beginning of year	$199,584	$901
Appreciation of warrants disposed of during year	—	1,043
Purchases, sales, issuances, and settlements (net)	28,946	(1,944)

Balance, end of year	$228,530	$—

NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 4—TAX STATUS
The Internal Revenue Service has determined and informed the Company by a letter dated March 18, 2008 that the Plan, as designed, is qualified and that the trust established under the Plan is tax-exempt under the appropriate sections of the IRC.
NOTE 5—INVESTMENTS
Individual investments that represent 5% or more of the Plan’s net assets as of December 31st are as follows:

	2009	2008
Vanguard Wellington Fund	$2,429,331	$—
SEI Stable Asset Fund	2,222,557	2,305,679
SSgA Funds — S&P 500 Index Fund	1,773,065	1,149,905
Royce Low Price Stock Fund	676,468	451,777
PIMCO Pacific Investment Total Return Fund	615,618	—
American Europacific Growth Fund	606,664	—
Dodge & Cox Balanced Fund	—	2,615,826
American Century Equity Growth Fund	—	495,835
Lodgian’s common stock was traded on the New York Stock Exchange until November 21, 2001, when the stock was delisted due to the reduction in the stock price and the related reduction in the total market capitalization. On December 20, 2001, Lodgian and substantially all of its subsidiaries which owned hotel properties filed for voluntary reorganization with the United States Bankruptcy Court for the Southern District of New York under Chapter 11 of the Bankruptcy Code. The Company’s common stock traded on the Over-the-Counter Bulletin Board until November 25, 2002, when Lodgian and subsidiaries owning 78 hotels emerged from Chapter 11. On this date, the old common stock was cancelled and new securities were issued. The previous shareholders became entitled to receive a percentage of the new common shares along with warrants to purchase new common shares (the “Class A & Class B warrants”). The new common stock traded, on a limited scale, on the Over-the-Counter Bulletin Board until January 28, 2003, when it began trading on the American Stock Exchange (opening price was $5.25 per share). The Class A warrants expired in 2007 and the Class B warrants expired on November 25, 2009.
Information about the net assets relating to the Company’s warrants (which qualify as party-in-interest transactions) as of December 31, 2009 is as follows:

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 5—INVESTMENTS—Continued

	2009	2008
Net Assets
Class B Warrants	$—	$901
The value shown above as of December 31, 2008 for the Company’s Class B warrants is based upon the price the Plan is required to pay to repurchase the warrants upon exercise.
Information about the significant components of the changes in net assets relating to the Company’s warrants for the year ended December 31, 2009 is as follows:

Changes in Net Assets
Appreciation of warrants disposed of during year	$1,043
Settlements (net)	(1,944)

$(901)

NOTE 6—PROHIBITED TRANSACTION EXEMPTION
As more fully discussed in Note 5 to these financial statements, on November 25, 2002, Lodgian’s old common stock was cancelled and the previous shareholders (including those holding shares via the Plan) became entitled to receive their pro rata share of new shares along with their pro rata share of Class A and Class B warrants. Notwithstanding the distribution of securities under the Company’s approved plan of reorganization, the Class A and Class B warrants are not “qualifying employer securities” as defined by Section 407(d)(5) of ERISA.
As a result, on March 20, 2003, the Company submitted an Application for Prohibited Transaction Exemption to the Department of Labor. The application, which was submitted pursuant to the ERISA provisions, was later revised on May 27, 2003 and requested a prohibited transaction exemption to permit the following:
1)	the involuntary acquisition and continued holding of Lodgian (a party in interest) securities in the form of the Class A and Class B warrants received by the Plan as a result of the approved plan of reorganization of Lodgian, which would permit the purchase of new common stock.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 6—PROHIBITED TRANSACTION EXEMPTION—Continued
2)	the cancellation of the Class A and Class B warrants in exchange for a cash payment, by Lodgian, into the Plan; for active Plan participants and terminated vested Plan participants whose vested interests exceed $5,000 and who elect to surrender the Class A and Class B warrants; and the automatic cash-out of the Class A and Class B warrants in connection with distributions to terminated vested participants whose vested interests are $5,000 or less. The $5,000 limit on automatic cash outs was reduced by a Plan amendment effective as of March 28, 2005 so that automatic cash outs are only made if the participant’s vested interest is less than $1,000.

3)	the sale of the Warrants from Plan participants to Lodgian to cash out active and terminated vested participants.

4)	the potential exercise of the Warrants into Lodgian stock.
An exemption from the prohibited transactions is necessary to avoid the sanctions against Lodgian and/or the Plan that would apply in the absence of the exemption and to permit Plan participants to make decisions concerning the Plan’s receipt of the Class A and Class B warrants.
During 2003, the Department of Labor formally granted the exemption based on certain conditions effective as of December 3, 2003.
NOTE 7— PARTY-IN-INTEREST TRANSACTIONS
All Plan investments are shares of registered investment companies managed by TD Ameritrade Trust Company. TD Ameritrade Trust Company is the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions.
Additionally, the Plan paid $22,631 and $16,588 to Swerdlin & Company for recordkeeping services for the years ended December 31, 2009 and 2008, respectively.
NOTE 8—SUBSEQUENT EVENTS
On January 22, 2010, the Company, LSREF Lodging Investments, LLC, (“Purchaser”), and LSREF Lodging Merger Co., Inc., an affiliate of Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on April 19, 2010 Merger Sub was merged with and into the Company, with the Company being the surviving

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 8—SUBSEQUENT EVENTS—Continued
corporation and continuing its separate existence under the laws of the State of Delaware (the “Merger”). Pursuant to the Merger Agreement, on April 19, 2010, each issued and outstanding share of common stock of the Company, other than any shares owned by the Company, Purchaser or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights, were cancelled and converted automatically into the right to receive $2.50 in cash, without interest.

SUPPLEMENTAL INFORMATION

LODGIAN, INC. 401(k) PLAN
EIN # 65-0350241
PLAN # 002
SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2009

Identity of Issuer, Borrower,	Description of			Current
Lessor, or Similar Party	Investment	Cost		Value
* TD Ameritrade Trust Company	Vanguard Wellington Fund, 84,205 shares	(a	)	$2,429,331
	SEI Stable Asset Fund, 2,330,457 shares (contract value $2,330,457)	(a	)	2,222,557
	SSgA Funds — S&P 500 Index Fund, 96,730 shares	(a	)	1,773,065
	Royce Low Price Stock Fund, 48,147 shares	(a	)	676,468
	PIMCO Pacific Investment Total Return Fund, 57,002 shares	(a	)	615,618
	American Europacific Growth Fund, 16,083 shares	(a	)	606,664
	Growth Fund of America, 11,779 shares	(a	)	319,340
	Baron Growth Fund, 5,476 shares	(a	)	226,205
	Janus Perkins Mid-Cap Value Fund, 11,093 shares	(a	)	219,537
	Blackrock Equity Dividend Fund, 12,560 shares	(a	)	198,694
	Prudential Jennison Mid-Cap Growth Fund, 7,361 shares	(a	)	167,979
	Vanguard Money Market Prime Fund, 52,961 shares	(a	)	52,961
	TD Ameritrade Institutional Money Market, 44,341 shares	(a	)	44,341

* Various Plan Participants	Participant loans with varying maturities and interest rates ranging from 4.25% to 9.25%	—		228,530

TOTAL				$9,781,290

*	Indicates party-in-interest

(a)	Participant directed